DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of September 14, 2016, between EGA Emerging Global Shares Trust, a Delaware statutory trust, and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is an open-end investment company offering a number of series (each a “Fund” and together the “Funds”), as listed in Appendix A hereto, having filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Trust intends to issue creations and redemptions of shares of beneficial interest (the “Shares”) of each Fund on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Funds’ registration statement;

WHEREAS, the Funds will be listed on a national securities exchange (the “Listing Exchange”) and traded under the symbols set forth in Appendix A hereto;

WHEREAS, the Trust desires to retain ALPS to act as the distributor with respect to the issuance and distribution of Creation Units of Shares of each Fund, holding itself available to receive and process orders for such Creation Units in the manner set forth in the Funds’ prospectus; and

WHEREAS, ALPS desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows.

1.	ALPS Appointment and Duties.

(a)	The Trust hereby appoints ALPS as the exclusive distributor for Creation Unit aggregations of Shares of each Fund listed in Appendix A hereto, as may be amended from time to time, and to perform the duties that are set forth in Appendix B hereto as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel. Other Trust expenses incurred shall be borne by the Trust or the Funds’ investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Trust shall determine it advisable to qualify such Shares for sale (including registering the Trust as a broker or dealer or any officer of the Trust as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with Fund-related electronic filings with the SEC.

3.	Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by each Fund. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents reasonably necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.

Insurance. ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for the distribution activities relating to the Funds contemplated under this Agreement. ALPS shall notify the

Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefore. ALPS shall notify the Trust of any material claims against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

5.	Right to Receive Advice.

(a)	Advice of the Trust and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Trust or, as applicable, the Funds’ investment adviser, custodian, or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing and at its own expense (who may be counsel for the Trust, the Funds’ investment adviser, or ALPS, at the option of ALPS).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust, a Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion reasonably rely upon and follow the advice of counsel. ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust sufficiently in advance of taking any action relating to such advice to enable the Trust to consider and respond to advice. Upon request, ALPS will provide the Trust with a copy of such advice of counsel.

6.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Trust or the Funds’ investment adviser, custodians, or other service providers;

(ii)	any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report, or other information filed or made public by the Trust (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of ALPS;

(iii)	any error of judgment or mistake of law or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates;

(iv)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party not otherwise caused by an action or omission by ALPs;

(v)	ALPS’ reasonable reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(vi)	any liability of ALPS resulting from a representation, warranty or covenant that ALPS makes, or any indemnification that ALPS provides, on behalf of the Trust in an Authorized Participant agreement relating to a Fund;

(vii)	loss of data or service interruptions caused by equipment failure, provided ALPS has maintained reasonable practices and procedures for the safeguarding and protection of such data, service and equipment that is customary in light of the services provided under this Agreement; or

(viii)	any other action or omission to act which ALPS takes in connection with the provision of services to the Trust.

(c)	ALPS shall indemnify and hold harmless the Trust, the Funds’ investment adviser and their respective officers, trustees, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive or special losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time of the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e)	A copy of the Agreement and Declaration of Trust, as amended or restated from time to time, is on file with the Secretary of the State of Delaware and notice is hereby given to the Distributor that this Agreement is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust. Furthermore, notice is hereby given to the Distributor that the assets and liabilities of each Fund of the Trust are separate and distinct and that the obligations of or arising out of this Agreement with respect to the Funds of the Trust are several and not joint.

7.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, trustees, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

8.	Accounts and Records. The accounts and records maintained by ALPS in connection with the services provided under this Agreement shall be the property of the Trust. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Trust and the Funds, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense. ALPS shall assist the Trust, the Funds’ independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Funds’ accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS or its undersigned as defined by Rule 17a-4 of the 1934 Act shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with the Funds and are required to be maintained under Rule 17a-4 of the 1934 Act and FINRA Rules 3110 and 3010. Electronic storage media maintained by the Funds will comply with Rule 17a-4 of the 1934 Act.

9.

Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Funds and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and its current and former shareholders.

10.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations (including rules and regulations of any Listing Exchange on which Shares of the Funds trade, to the extent applicable to ALPS in connection with distribution services provided to the Funds hereunder), orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Funds’ public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust or the Funds. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust. ALPS shall provide reports to the Trust’s Board of Trustees regarding its activities under this Agreement as are reasonably requested by the Board.

11.	Segregation of Fees and Expenses. Any amounts paid by a Fund to ALPS under its distribution and service plan, as adopted by the Trust’s Board of Trustees, in connection with payments by ALPS to intermediaries, as directed by such Fund, for either distribution related services or shareholder services shall not be used for the distribution of Shares of, or shareholder servicing in respect of, any other Fund. However, fees under the distribution and servicing plan attributable to the Trust as a whole shall be allocated to each Fund according to the method adopted by the Trust’s Board of Trustees. ALPS’ payment of any such distribution and servicing plan fees to intermediaries shall be directed by the applicable Fund and subject to review by the Trust’s Board of Trustees.

12.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	It is registered as a broker-dealer under the 1934 Act, is a member of FINRA and has the necessary license(s) and authority to serve as distributor to the Funds and provide the services set forth hereunder and in Appendix B.

(d)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(e)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(f)	ALPS has conducted a review of its supervisory controls system and has made available to the Trust the most current report of such review and any updates thereto. Every time ALPS conducts a review of its supervisory control system it will make available to the Trust for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’ business that would affect the business of the Trust or the Funds’ investment adviser.

(g)	It maintains a compliance program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) applicable to its services provided hereunder.

13.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a trust duly organized and existing and in good standing under the laws of the State of Delaware and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval of ALPS, which approval shall not be unreasonably withheld or delayed.

14.	Duties of the Trust.

(a)	ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

(b)	The Trust agrees to issue Creation Unit aggregations of Shares of the Funds and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in a Fund’s prospectus, as amended/updated by the Trust from time to time, in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by a Fund of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Trust’s registration statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to ALPS, in accordance with the provisions of the prospectus.

(c)	The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Trust will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Creation Units.

(d)	The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS, upon direction from the Trust or a Fund’s investment adviser, may designate. The Trust will keep ALPS informed of the jurisdictions in which Creation Units of the Funds are authorized for sale and shall promptly notify ALPS of any change in this information.

15.	Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Trust, ALPS will supply the Trust with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time. ALPS will provide to the Trust any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Fund may then provide to its transfer agent.

16.	Liaison with Accountants. ALPS shall act as a liaison with the Funds’ independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust and the Funds. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

17.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

18.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the later of the date first written above or the commencement of operations of a Fund (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund of the Trust, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by the Trust’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant Fund, or by ALPS.

(d)

Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of its distribution duties hereunder and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event ALPS gives notice of termination under this

Agreement, it will, at the Trust’s discretion, continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

19.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Trust without the prior written consent of ALPS.

20.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

21.	Names. The obligations of the Trust entered into in the name or on behalf thereof by any trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

22.	No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in the Agreement is intended to, or shall be read to, (i) create in any person or entity other than the parties hereto (including without limitation any shareholder in any Fund) any direct, indirect, derivative or other rights against the parties hereto, or (ii) create or give rise to any duty or obligation on the part of any party hereto (including without limitation any fiduciary duty) to any person other than the parties hereto, all of which rights, benefits, duties and obligations are hereby expressly excluded.

23.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

24.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS: ALPS Distributors, Inc. 1290 Broadway, Suite 1100 Denver, Colorado 80203 Attn: General Counsel Fax: (303) 623-7850 To the Trust:

Attn: Christopher O. Petersen Ameriprise Financial 707 2nd Ave South 5228 Ameriprise Financial Center Minneapolis, MN 55474 Fax: (612) 671-2680

25.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

26.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EGA EMERGING GLOBAL SHARES TRUST

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

ALPS DISTRIBUTORS, INC.

By:	/s/ Steven B. Price
Name:	Steven B. Price
Title	Senior Vice President and Director of Distribution Services

APPENDIX A

LIST OF FUNDS

EGShares Beyond BRICS ETF*	Ticker Symbol: BRCC
EGShares Emerging Markets Consumer ETF*	Ticker Symbol: ECON
EGShares Emerging Markets Core ETF*	Ticker Symbol: EMCR
EGShares EM Strategic Opportunities ETF*	Ticker Symbol: EMDD
EGShares India Consumer ETF*	Ticker Symbol: INCO
EGShares India Infrastructure ETF*	Ticker Symbol: INXX
EGShares India Small Cap ETF *	Ticker Symbol: SCIN
EGShares Low Volatility Emerging Markets Dividend ETF*	Ticker Symbol: HILO
EGShares EM Core ex-China ETF*	Ticker Symbol: XCEM

APPENDIX B

SERVICES

(a) The Trust grants to ALPS the exclusive right to receive all orders for purchases and redemptions of Creation Units of each Fund from participating parties (“Authorized Participants”) which have entered into a participant agreement with ALPS and the transfer agent in accordance with the registration statement (“Participant Agreements”) and to transmit such orders to the Funds in accordance with the registration statement; provided, however, that nothing herein shall affect or limit the right and ability of the Funds to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the registration statement. The Trust acknowledges that ALPS shall not be obligated to accept any certain number of orders for Creation Units.

(b) ALPS agrees to act as agent of the Trust with respect to the continuous distribution of Creation Units of the Funds as set forth in the registration statement and in accordance with the provisions thereof. ALPS further agrees as follows: (a) ALPS shall enter into Participant Agreements among Authorized Participants, ALPS, and the transfer agent in accordance with the registration statement; (b) ALPS shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser and maintain records of both orders placed with it and confirmations of acceptance furnished by it; (c) ALPS shall deliver copies of the prospectus to purchasers of such Creation Units and upon request the statement of additional information; and (d) ALPS shall maintain telephonic, facsimile and/or access to direct computer communications links with the transfer agent.

(c) ALPS shall ensure that all direct requests for prospectuses, statements of additional information and periodic fund reports, as applicable, are fulfilled at ALPS’ expense, provided the Trust has supplied such documents to ALPS in accordance with Section 3 of the Agreement. ALPS will generally make it known in the brokerage community that prospectuses and statements of additional information are available, including by ensuring applicable disclosures are included in all marketing and advertising materials that are submitted by a Fund to ALPS for review and filing with FINRA.

(d) (i) ALPS agrees to use all reasonable efforts, consistent with its distribution services provided to exchange-traded funds, to facilitate the purchase of Creation Units through Authorized Participants in accordance with the procedures set forth in the prospectus and the Participant Agreements.

(ii) ALPS shall, at its own expense, execute selected or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Funds and related promotional activities, in the forms as approved by the Board of Trustees of the Trust, as may be amended from time to time. The Trust shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Funds (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by ALPS. Furthermore, ALPS shall clear and file all advertising, sales, marketing and promotional materials of the Funds with FINRA.

(e) ALPS agrees to administer the Trust’s distribution plan on behalf of the Funds. ALPS shall, at its own expense, set up and maintain a system of recording and payments for fees and reimbursement of expenses disseminated pursuant to this Agreement and any other related agreements under the Trust’s Rule 12b-1 Plans and shall, pursuant to the 1940 Act, report such payment activity under the Distribution Plan to the Trust at least quarterly.

(f) All activities by ALPS and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the registration statement, the instructions of the Board of Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchange.

(g) Except as otherwise noted in the registration statement, the offering price for all Creation Units of Shares will be the aggregate net asset value of the Shares per Creation Unit of the Fund, as determined in the manner described in the registration statement.

(h) If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by ALPS except such unconditional orders as may have been placed with ALPS before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and ALPS’ authority to process orders for Creation Units on behalf of the Funds, upon due notice to ALPS, if, in the judgment of the Trust, it is in the best interests of the Funds to do so. Suspension will continue for such period as may be determined by the Funds.

(i) ALPS is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or contained in shareholder reports or other material that may be prepared by or on behalf of the Funds for ALPS’ use.

(j) The Board of Trustees of the Trust shall approve the form of any Participant Agreement and Soliciting Dealer to be entered into by ALPS.

(k) At the request of the Trust, ALPS shall enter into agreements, in the form specified by the Trust, with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the registration statement.

(l) ALPS agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(m) ALPS will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by ALPS prior to use.